BLOCK MORTGAGE FINANCE, INC.
                   ASSET BACKED CERTIFICATES, SERIES 1997-1

                 MASTER SERVICER ANNUAL OFFICER'S CERTIFICATE

                                 March 31, 1998


      Pursuant to the provisions of Section 8.16 of that certain agreement dated as of December 31, 1996, by and between BLOCK MORTGAGE FINANCE, INC., as Depositor, BLOCK FINANCIAL CORPORATION, as Seller and Master Servicer, and BANKERS TRUST COMPANY OF CALIFORNIA, N.A., as Trustee (the "PSA"), I, Bret G. Wilson, Vice President of the Master Servicer, hereby certify as follows:

      (i) a review of the activities of the Master Servicer during the preceding calendar year and of performance under the PSA has been made under my supervision;

      (ii) to the best of my individual knowledge based on such review, the Master Servicer has fulfilled all of its obligations under the PSA for such year; and

      (iii)the Master Servicer's short-term commercial paper rating is A1 (S&P) and P-1 (Moody's).

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the PSA.

MASTER SERVICER

BLOCK FINANCIAL CORPORATION


/s/  Bret G. Wilson
----------------------------
By:   Bret G. Wilson
      Vice President